Exhibit 10.2
TRIANGLE CAPITAL CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED
RECITALS:
A. Triangle Capital Corporation (the “Company”) established this Triangle Capital Corporation Executive Deferred Compensation Plan (the “Plan”) effective as of December 31, 2011. The Plan shall be administered by the Committee (as herein defined).
B. The Plan is designed primarily for purposes of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries that adopt the Plan. It is intended to qualify as a “top hat” plan under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE I
GENERAL

Section 1.1Purpose of the Plan. The purpose of this Plan is to reward certain management and highly compensated employees of the Company and its Subsidiaries who have contributed to the Company’s success and are expected to continue to contribute to such success in the future. The Plan generally provides such employees with additional deferred compensation, and may provide them with the opportunity to defer a portion of their compensation, all on the terms and conditions set forth herein.

Section 1.2Effective Date. The effective date of the amended and restated Plan is November 2, 2016.

Section 1.3Gender and Number. For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.

ARTICLE II
DEFINITIONS

Section 2.1 Account. Account means, with respect to each Participant, such Participant’s Deferral Account and Employer Contributions Account. For the avoidance of doubt, each Account is a bookkeeping account. No actual account is established and no actual amounts are set aside with respect to an Account.

Section 2.2 Base Salary. Base Salary means, with respect to each Plan Year, the base salary of each Participant for such year, including for this purpose salary reduction contributions pursuant to this Plan and any Employer-sponsored plan governed by Code Section 125, but excluding Bonuses, if any.

Section 2.3 Beneficiary. Beneficiary means the person or persons designated by a Participant as his or her beneficiary hereunder in accordance with the provisions of Article IV.

Section 2.4 Board. Board means the Board of Directors of the Company.

Section 2.5 Bonus. Bonus means any cash bonus earned by a Participant, whether pursuant to a bonus plan or otherwise.

Section 2.6 Change in Control. Change in Control means the happening of any of the following:

(a) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

(b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(c) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

Section 2.7 Code. Code means the Internal Revenue Code of 1986, as the same may from time to time be amended.

Section 2.8 Committee. Committee means the Compensation Committee of the Board or, if none, the Board or another committee designated by the Board to discharge the duties of the Committee hereunder.

Section 2.9 Deferral Account. Deferral Account means the Account maintained by each Employer for each Participant in accordance with Article III hereof.

Section 2.10 Deferrals. Deferrals has the meaning ascribed to it in Section 3.1(a) hereof.

Section 2.11 Deferred Compensation Benefit. Deferred Compensation Benefit means, with respect to each Participant as of any date, such Participant’s vested benefit as determined pursuant to Article III hereof.

Section 2.12 Disability. Disability means (i) a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less that twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

Section 2.13 Earnings. Earnings means the earnings credited to each Participant’s Account in accordance with Section 3.1(c) hereof.

Section 2.14 Employer. Employer means the Company and any Subsidiary of the Company which, with the written consent of the Company, adopts the Plan.

Section 2.15 Employer Contributions. Employer Contributions has the meaning ascribed to it in Section 3.1(b) hereof.

Section 2.16 Employer Contributions Account. Employer Contributions Account means the account established and maintained pursuant to Section 3.1(b) hereof.

Section 2.17 Participant. Participant means a management or highly compensated employee of an Employer designated by the Committee as eligible to participate in the Plan. The Committee also may from time to time, in its sole discretion with or without cause, revoke a Participant’s eligibility to participate in the Plan upon ninety (90) days’ written notice. Any such revocation shall not, however, reduce any Deferred Compensation Benefits to which the Participant may be entitled at the time of such revocation. In addition, any such revocation shall not be effective until the first day of the Plan Year following the Plan Year in which such revocation occurs.

Section 2.18 Payment Date(s). Payment Date(s) means, with respect to each Participant, the commencement date(s) of the payment of such Participant’s Deferred Compensation Benefits as elected in accordance with Section 3.2(a), as the same may be modified pursuant to Section 3.3(c)(iii).

Section 2.19 Retirement. Retirement means a Participant’s Separation from Service for any reason on or after the date such Participant attains (a) age sixty-five (65), or (b) age fifty-five (55) and ten (10) Years of Service with the Company and its Subsidiaries.

Section 2.20 Section 409A. Section 409A means Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance there under.

Section 2.21 Separation from Service. Separation from Service shall mean a Participant’s “separation from service” as such term is defined under Section 1.409A-1(h) of the U.S. Treasury Regulations.

Section 2.22 Specified Employee. Specified Employee has the meaning ascribed to it in Section 1.409A-1(i)(1) of the U.S. Treasury Regulations.

Section 2.23 Subsidiary. Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Section 2.24 Unforeseeable Emergency. Unforeseeable Emergency means an event which results (or will result) in severe financial hardship to the Participant as a consequence of an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as determined under Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) or loss of the Participant’s property due to casualty or other similar extraordinary and unforeseen circumstances beyond the control of the Participant. Examples of what is not considered to be an Unforeseeable Emergency include the need to send a Participant’s child to college and the desire to purchase a house.

Section 2.25 Year(s) of Service. Year of Service means, with respect to each Participant, any Plan Year throughout which the Participant is employed by an Employer on a full-time basis, as determined by the Committee in its discretion. In determining Years of Service hereunder, the Committee may (but need not) give service credit to any Participant who takes an authorized leave of absence from his employment.

ARTICLE III
DEFERRED COMPENSATION BENEFITS

Section 3.1Deferred Compensation Benefits.

(a) Deferrals. In the event the Committee so allows, from time to time, each Participant may file a written election with the Committee directing his Employer to reduce his Salary and/or Bonuses and to credit the amount of any such reduction (the “Deferrals”) to the Deferral Account established and maintained for such Participant pursuant to Section 3.6. Written elections hereunder shall be made in accordance with rules established by the Committee, subject to the limitations set forth in Section 3.3, and shall include the information described in Section 3.2. Deferrals shall be credited to each Participant’s Deferral Account as of such time or times determined by the Committee; provided, however, that Deferrals of Base Salary shall be credited to each Participant’s Deferral Account not less often than monthly, and Deferrals of Bonuses shall be credited to each Participant’s Deferral Account not later than thirty (30) days after the date on which such Bonuses otherwise would have been paid.

(b) Employer Contributions. There shall be credited to the Employer Contributions Account established and maintained for each Participant pursuant to Section 3.6 an amount as determined by the Committee from time to time, which amount may, but need not, be related to any of such Participant’s Deferrals (the “Employer Contributions”). Employer Contributions shall be credited to each Participant’s Employer Contributions Account as of such time or times determined by the Committee, but Employer Contributions that are related to Deferrals shall be credited not later than the date on which the related Deferrals are credited to the Participant’s Deferral Account.

(c) Earnings. From time to time, there shall be credited to the Deferral Account and the Employer Contributions Account established and maintained for each Participant pursuant to Section 3.6 Earnings with respect to Deferrals, Employer Contributions and Earnings previously credited to such Accounts in accordance herewith. The rate of Earnings shall be determined from time to time by the Committee and may be commensurate with the rate of return (positive or negative) on securities (including Company stock) selected by the Committee; provided, however, that after the occurrence of a Change in Control, the rate of Earnings shall not be less than 6% per annum. Until such time as the Committee determines otherwise, the rate of Earnings for any Plan Year shall equal the rate of return earned on a hypothetical investment in a fund having an identical rate of return as the S&P 500 Total Return Index. Earnings shall be credited to each Participant’s Deferral Account and Employer Contributions Account as of such time or times determined by the Committee.

(d) Vesting.

(i) Each Participant shall at all times be 100% vested in Deferrals and Earnings credited to his Deferral Account.

(ii) As to Employer Contributions and any Earnings on such contributions, each Participant shall become vested based upon the Participant’s Years of Service following the Plan Year to which the Employer Contribution relates. Such vesting shall be determined in accordance with the following table:

Years of Service after Plan Year to which Employer Contributions Relate	Percentage Vested in such Employer Contributions and Earnings thereon

1	25%

2	50%

3	75%

4	100%

(iii) Notwithstanding anything herein to the contrary, each Participant shall become 100% vested in amounts credited to his Employer Contributions Account upon termination of such Participant’s employment with the Employer by reason of death or Retirement or upon the occurrence of a Change in Control or Participant’s Disability; provided, however, that the Participant shall not become vested upon the occurrence of a Change in Control to the extent such vesting would cause any portion of his Deferred Compensation Benefits to constitute an “excess parachute payment” under Code Section 280G. The Committee in its discretion shall determine whether and to what extent any Deferred Compensation Benefits constitute “excess parachute payments” hereunder.

Section 3.2Payment of Deferred Compensation Benefits.

(a) Payment Dates Generally. Each deferral election, if any, described in Section 3.1(a) shall also contain the Participant’s election regarding the Payment Date for the portion of his Deferred Compensation Benefits to which such election relates. The Payment Date may be any date or time specified by the Participant and permitted by the Committee, subject to the following limitations:

(i) Except as otherwise set forth in Section 3.4, a Participant shall not be entitled to receive payment of any portion of his Deferred Compensation Benefits earlier than the first to occur of (A) sixty (60) days after the Participant’s Separation from Service; (B) the date of the Participant’s Disability; or (C) the date of the Participant’s death.

(ii) Payment of a Participant’s Deferred Compensation Benefits must commence on or before the later of (A) sixty (60) days after the Participant’s Separation from Service, or (B) the fifteenth (15th) day of the month next following the month in which such Participant attains age sixty-five (65).

(iii) Payment of a Participant’s Deferred Compensation Benefits may begin on as many as, but not more than, three (3) different Payment Dates.

(iv) The form of payment of any Deferred Compensation Benefits (as determined under subparagraph (b) below) that begin on a particular Payment Date must be the same.
In the absence of the Participant properly electing a Payment Date with respect to any portion of his Deferred Compensation Benefits, the applicable Payment Date shall be sixty (60) days after the Participant’s Separation from Service.
(b) Form of Payment. Each deferral election described in Section 3.1(a) shall also contain the Participant’s election regarding the form of payment of the portion of his Account to which such election applies. In each election form, the Participant may elect to receive payment of the portion of his Deferred Compensation Benefits to which such election relates in one (but not more than one) of the following forms:
(i) a lump sum payment; or
(ii) to the extent permitted by the Committee in its discretion, in equal monthly installments over a period not exceeding sixty (60) months.
In the absence of the Participant properly electing a form of payment with respect to any portion of his Deferred Compensation Benefits, the applicable form of payment shall be a lump sum payment.
Deferred Compensation Benefits shall be paid in cash, unless the Participant or Beneficiary consents to payment in the form of other property.

Section 3.3Deferral Elections; Modifications.

(a) Deferral Elections Generally. Each written election described in Section 3.1(a) shall be made at such time and in such manner as determined by the Committee, but in no event later than December 31 of the year prior to the beginning of the Plan Year for which it is to be effective; provided, however, that in the year in which a Participant first becomes eligible to participate in the Plan, such election may be made within thirty (30) days after the Participant becomes eligible to participate, but such election shall be effective only with respect to compensation for services performed after the date the election is made. Except as otherwise provided in subparagraph (c) or on an election form, any elections as to Payment Dates or form of benefit made pursuant to Section 3.2 shall be irrevocable as to any Deferred Compensation Benefits that accrue while such elections are in effect.

(b) Certain Limitations on Deferrals. For any Plan Year, a Participant may not defer any amount in excess of 50% of the Base Salary and 100% of the Bonuses earned by the Participant during the Plan Year. Except as otherwise provided in subparagraph (a), a Participant may defer hereunder only Base Salary and Bonuses that are earned on or after the date the election is filed with the Committee.

(c) Termination or Modification of Elections. Notwithstanding the last sentence of subparagraph (a):

(i) no revocation of a written election described in Section 3.1(a) shall take effect until the first day of the Plan Year following the Plan Year in which the Committee receives such revocation;

(ii) a written election described in Section 3.1(a) shall automatically terminate on the earliest to occur of (A) the termination of a Participant’s employment by his Employer for any reason or (B) the termination of the Plan; and

(iii) if permitted by the Committee in its sole discretion, a Participant may change any Payment Date (but not the form of benefit) previously designated by the Participant pursuant to Section 3.2, provided, however, that: (A) the Participant must make an election designating the new Payment Date at least twelve (12) months prior to the Payment Date previously designated; (B) such election shall not take effect until at least twelve (12) months after the date on which it is made; (C) the new Payment Date must be at least five (5) years later in time than the Payment Date previously designated; (D) all payments that otherwise would have begun on the Payment Date previously designated must, after such change, begin on the new Payment Date; and (E) the new Payment Date designated by the Participant must otherwise comply with the requirements of Section 3.2.

Section 3.4Special Rules Related to Distributions.

(a) Unforeseeable Emergency Distributions. The Committee may at any time, upon written request of the Participant, cause to be paid to such Participant an amount equal to all or any part of such Participant’s Deferred Compensation Benefits if the Committee determines, in its absolute discretion based on such reasonable evidence that it shall require, that such a payment or payments is necessary for the purpose of alleviating the consequences of an Unforeseeable Emergency occurring with respect to the Participant. This decision will be determined based upon the relevant facts and circumstances of each case. Payments of amounts because of an Unforeseeable Emergency shall be permitted only to the extent reasonably necessary to satisfy the emergency need (including amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution) and shall not be permitted to the extent such need may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent liquidation would not itself cause severe financial hardship), or by the cessation of deferrals under the Plan.

(b) Small Accounts. If a Participant’s Account is $18,000 (this amount shall be adjusted annually for cost-of-living increases consistent with Section 402(g)(4) of the Code) or less at the time of the Participant’s Separation from Service, such Participant’s Deferred Compensation Benefits shall automatically be paid to him in a single lump sum payment as soon as practicable following his Separation from Service.

Section 3.5Withholding. Each Employer shall withhold from a Participant’s Base Salary or Bonus such amounts as are necessary to satisfy its withholding obligations thereunder as to any Deferrals by the Participant. In addition, each Employer shall deduct from any distributions hereunder any taxes or other amounts required by law to be withheld therefrom.

Section 3.6Participants’ Accounts. Each Employer shall establish and maintain a Deferral Account and an Employer Contributions Account for each Participant and such sub-accounts as the Committee deems necessary or appropriate. Each Deferral Account so established shall be credited as appropriate for Deferrals and Earnings with respect to such Deferrals and debited for any distributions from such Account. Each Employer Contributions Account so established shall be credited as appropriate for Employer Contributions and Earnings with respect to such Employer Contributions and debited for any distributions from such Account.

Section 3.7Delay of Payment for Specified Employees. Notwithstanding anything to the contrary in this Plan, if the Committee determines that upon a Participant’s Separation from Service from the Company (or at such other time that the Committee determines to be relevant) the Participant is a

Specified Employee of the Company and that any payments to be provided to the Participant pursuant to this Plan upon the Participant’s Separation from Service are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Plan, then such payments shall be delayed until the date that is six months after the date of the Participant’s Separation from Service from the Company, or such shorter period that, as determined by the Committee, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”). Any payments delayed pursuant to this Section 3.7 shall be made in a lump sum on the first day of the seventh month following the Participant’s Separation from Service, or such earlier date that, as determined by the Committee, is sufficient to avoid the imposition of any Section 409A Taxes.

ARTICLE IV
BENEFICIARIES

Section 4.1Beneficiary Designations. A designation of a Beneficiary hereunder may be made only by an instrument (in form acceptable to the Committee) signed by the Participant and filed with the Committee prior to the Participant’s death. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the Beneficiary of a Participant shall be his estate. A person designated by a Participant as his Beneficiary who dies or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provides to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence with respect to a single Deferred Compensation Benefit, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons, unless the Participant’s designation specifically provided to the contrary.

Section 4.2Change in Beneficiary. A Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. Any change in Beneficiary shall be made by giving written notice thereof to the Committee and any change shall be effective only if received by the Committee prior to the death of the Participant.

Section 4.3Distributions to Beneficiaries. The Beneficiary or Beneficiaries of a Participant shall be entitled to receive the unpaid Deferred Compensation Benefits to which the Participant was entitled at his death payable in a lump sum as soon as practicable following the date of the Participant’s death.

ARTICLE V
MISCELLANEOUS

Section 5.1Liability of Employer. Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between an Employer and any Participant, Beneficiary or any other person.

Section 5.2Ownership of Assets; Relationship with Company. Notwithstanding anything herein to the contrary, Participants shall have no right, title or interest whatsoever in or to the Accounts or the Deferred Compensation Benefits. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

Section 5.3No Guarantee of Employment. Nothing in this Plan shall be construed as guaranteeing future employment to any Participant. Without limiting the generality of the preceding sentence, except as otherwise set forth in a written agreement, a Participant continues to be an employee of an Employer solely at the will of such Employer subject to discharge at any time, with or without cause.

Section 5.4Payment to Guardian. If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Employers from all liability with respect to such benefit.

Section 5.5Assignment. No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.

Section 5.6Severability. If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

Section 5.7Expenses; Liability for Benefits. Each Employer shall be liable for the payment of the Deferred Compensation Benefits which are payable hereunder to its employees and for its pro rata portion of the expenses of administering the Plan, as determined by the Committee.

Section 5.8Top Hat Plan. The Plan is designed primarily for purposes of providing benefits for a select group of management and highly compensated employees of the Company and its Subsidiaries that adopt the Plan. It is intended to qualify as a “top hat” plan under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE VI
ADMINISTRATION OF PLAN

Section 6.1Administration.

(a) General. The Plan shall be administered by the Committee. The Committee shall have sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of Participants or other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. The Committee’s determination of the rights of any employee or former employee hereunder shall be final and binding on all persons, subject only to the appeal provisions outlined in Section 6.3 hereof.

(b) Compliance with Section 409A. The Plan is intended to comply with or be exempt from (as applicable) the provisions of Section 409A, and the Committee shall interpret the Plan in a manner consistent therewith. Notwithstanding anything to the contrary, in the event the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A, to the extent permitted by 409A, the Company may (i) adopt such amendments to this Plan and policies and procedures, including amendments and policies with retroactive effect, that the Company determines are necessary or appropriate to preserve the intended tax treatment of the Plan and/or (ii) take such other actions as the Company determines are necessary or appropriate to comply with the requirements of Section 409A. For purposes of Section 409A, a Participant’s right to receive installment payments pursuant to the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall be considered at all times a separate and distinct payment.

None of the Company, its affiliates or their respective managers, directors, officers, employees or advisors (A) makes any representations with respect to the application of Section 409A to the Plan, and (B) shall be held liable for any taxes, interest, penalties or other monetary amounts owned by an Participant or other taxpayer as a result of the Plan.
(c) Delegation of Duties. The Committee may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Deferred Compensation Benefits, to a named administrator or administrators.

Section 6.2Regulations. The Committee may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Committee shall, subject only to the appeal provisions outlined in Section 6.3 hereof, be final and binding on all persons.

Section 6.3Appeal Provisions. The Committee shall determine the rights of any employee or former employee to any Deferred Compensation Benefits hereunder. Any employee or former employee who believes that he has not received the Deferred Compensation Benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (unless special circumstances require an extension of up to 90 additional days, provided that written notice of the extension of time is given to the claimant within the first 90 day period), either allow or deny the claim in writing. If a claimant does not receive written notice of the Committee’s decision on his claim within the above-mentioned period, the claim shall be deemed to have been denied in full.
A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
(a) the specific reasons for the denial;

(b) specific reference to pertinent Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the claim review procedure.
A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim. If such an appeal is so filed within such 60-day period, the Company (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing.

The Company shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review.

Section 6.4Revocability of Committee/Company Action. Any action taken by the Committee with respect to the rights or benefits under the Plan of any employee or former employee shall be revocable by the Committee as to payments not yet made to such person, and acceptance of any Deferred Compensation Benefits under the Plan constitutes acceptance of and agreement to the Committee’s or the Company’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to him.

Section 6.5Amendment. The Committee may at any time (without the consent of any Subsidiary which adopts the Plan) amend any or all of the provisions of this Plan, except that no such amendment may (a) reduce the balance of any Participant’s Account as of the date of such amendment, (b) change the time or form of distribution from a Participant’s Account or (c) change the provisions of the Plan applicable to a Participant’s Account upon a Change in Control, without the prior written consent of such Participant. Any amendment shall be in the form of a written instrument executed by an officer of the Company pursuant to a resolution adopted by the Committee. Subject to the foregoing provisions of this Section 6.5, such amendment shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution.

Section 6.6Termination. The Committee, in its discretion (without the consent of any Subsidiary which adopts the Plan), may terminate this Plan and pay amounts due hereunder to the full extent permitted by and in accordance with Section 409A of the Code (including, but not limited to, Section 1.409A-3(j)(4)(ix) of the U.S. Treasury Regulations), except that no such termination may (a) reduce the balance of any Participant’s Account as of the date of such termination or (b) materially change the provisions of the Plan applicable to a Participant’s Account upon a Change in Control, without the prior written consent of such Participant. Any such termination shall be expressed in the form of a written instrument executed by an officer of the Company pursuant to a resolution adopted by the Committee. Subject to the foregoing provisions of this Section 6.6, such termination shall become effective as of the date specified in such instrument or, if no such date is specified, on the date of its execution. Written notice of any termination shall be given to the Participants as soon as practicable after the instrument is executed.

[Signature Page to Follow]

Executed this 2nd day of November, 2016.

TRIANGLE CAPITAL CORPORATION

By: /s/ E. Ashton Poole

Its: President & CEO